Exhibit 107.1

Calculation of Filing Fee Table
Form S-8
(Form Type)

City Holding Company
(Exact Name of Registrant as Specified in is Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered[1]	Proposed Maximum Offering Price Per Unit[2,3]	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $2.50 per share, reserved for issuance under the City Holding Company 2023 Incentive Plan	Rules 457(c) and 457(h)	600,000	$85.02	$51,012,000	$110.20 per $1,000,000	$5621.52
Total Offering Amounts					$51,012,000		$5621.52
Total Fee Offsets					–		–
Net Fee Due							$5621.52

1 City Holding Company, a West Virginia corporation (the “Registrant”), is filing this Registration Statement on Form S-8 (this “Registration Statement”) to register the issuance of (i) an aggregate of 600,000 shares of common stock, par value $2.50 per share (the “Shares”), of the Registrant, which are issuable pursuant to the City Holding Company 2023 Incentive Plan (the “Plan”), and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of Common Stock that may become issuable under the Plan by reason of any stock dividend, stock split or other similar transaction.
2 Rounded up to the nearest cent.
3 Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, based upon the average of the high ($86.965) and low ($83.08) sales prices for the shares of Common Stock as quoted on Nasdaq Global Select Market on May 11, 2023.